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                                                                      Exhibit 11

Endo Pharmaceuticals Holdings Inc.
Statement Regarding Computation of Per Share Earnings
(in thousands, except per share data)

                                                         Three Months Ended      Six Months Ended
                                                              June 30,               June 30,
                                                         ------------------    ------------------
                                                           2003       2002       2003       2002
                                                           ----       ----       ----       ----
Numerator:
Net income available to common stockholders              $ 45,168   $ 22,001   $ 61,527   $ 27,377

Denominator:
For basic per share data - weighted average shares        131,734    102,064    125,014    102,064
Effect of dilutive stock options                              933        207      7,405        212
                                                         --------   --------   --------   --------
For diluted per share data
                                                          132,667    102,271    132,419   102,276
                                                         ========   ========   ========   =======

Basic income per share
                                                         $    .34   $    .22   $    .49   $   .27
                                                         ========   ========   ========   =======
Diluted income per share
                                                         $    .34   $    .22   $    .46   $   .27
                                                         ========   ========   ========   =======